EXHIBIT 99.1
NEOGENOMICS, INC
PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Enters into Strategic Supply Agreement with Abbott for
Development of a Melanoma Cancer Test

Ft. Myers, Florida – July 24, 2009 - NeoGenomics, Inc. (OTC BB: NGNM), a leading provider of cancer genetics testing services announced today that it has entered into a Strategic Supply Agreement with Abbott (NYSE: ABT).  The Agreement provides for Abbott to supply materials for NeoGenomics to develop its own FISH (fluorescence in situ hybridization)-based test for the diagnosis of melanoma.  In a separate transaction, Abbott has also acquired 9.6% of NeoGenomics common stock for $4.8 million.

Under terms of the Strategic Supply Agreement, NeoGenomics will evaluate and select from Abbott’s proprietary single FISH probes to develop and commercialize a test for melanoma diagnosis in the United States.  Once the probes have been identified by NeoGenomics, Abbott will supply them (some on an exclusive basis) over the course of a ten-year term.  The agreement may be expanded, under certain circumstances, to include up to two additional tests for other cancers.

According to the American Cancer Society, approximately 68,000 new cases of invasive melanoma will be diagnosed this year in the United States.  Melanoma typically starts as an abnormal mole on the skin and is easily cured if caught and removed early.  Once it spreads to other parts of the body, however, it is particularly deadly.  NeoGenomics intends to develop a FISH test to distinguish benign versus malignant melanoma.  The goal for the new test is to provide the ability to more accurately diagnose malignant melanoma and provide more accurate prognostic information, thus assisting dermatologists in better managing patient care.

“We are delighted to have entered into this strategic agreement with Abbott.  Melanoma is the most serious form of skin cancer, and its incidence continues to rise significantly. We are very pleased to have this opportunity to research, develop and offer a new genetic test to help clients better diagnose and treat patients who may suffer from melanoma,” said Douglas VanOort, Chairman and Chief Executive Officer for NeoGenomics.

With more than one million skin cancers diagnosed annually, distinguishing melanoma from other less severe forms of skin cancer is vital.  In particular, it has been reported that current diagnostic tools and techniques for detecting cutaneous melanoma can be especially difficult in cases arising in association with a nevus (mole), and that 30-50% of cutaneous melanomas occur with an associated nevus.  A FISH test for melanoma has the potential to improve existing diagnostic techniques in cases that are ambiguous, borderline or difficult to diagnose.  NeoGenomics estimates that this new melanoma test represents a $50-$100 million annual revenue opportunity in the next 4-6 years.

“Influencing the existing cancer testing market in the US is a challenge, but all of us here at NeoGenomics believe the timing, scientific literature and market conditions are right for this new melanoma FISH test,” said Robert Gasparini, President and Chief Scientific Officer of NeoGenomics.  “We believe this new melanoma FISH test will complement our existing portfolio of FISH products.  We also believe dermatopathologists will have a high level of interest in offering this test to their customers.”

While this new test is still in the development phase, NeoGenomics currently anticipates bringing a FISH test to market in early 2010 after completing a rigorous validation process.  In the event that Abbott develops and obtains FDA approval for its own FISH-based melanoma test, the Strategic Supply Agreement provides a means by which NeoGenomics may offer the FDA-approved test to its customers instead of the laboratory developed test being offered by NeoGenomics.

In addition to the Strategic Supply Agreement, NeoGenomics and Abbott executed a Common Stock Purchase Agreement and a Registration Rights Agreement pursuant to which Abbott has invested $4.8 million to acquire 3,500,000 common shares of NeoGenomics at a price of $1.362 per common share.  These Agreements prohibit Abbott from selling or otherwise transferring its shares at any time during the 180-day period immediately following the closing of the transaction.

About NeoGenomics

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry.  The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, morphology studies, anatomic pathology and molecular genetic testing.  Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Fort Myers and services the needs of pathologists, oncologists, urologists, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.org.

For more news and information on NeoGenomics, please visit www.IRGnews.com/coi/NGNM where you can find a fact sheet on the company, investor presentations, and more.  Interested parties can also access additional investor relations material, including an investment profile and an equity research report, from Hawk Associates at http://www.hawkassociates.com or from the American Microcap Institute at http://www.americanmicrocapinstitute.com/ngnm/.

Forward- Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements.  These forward-looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those indicated in the forward-looking statements. Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with NeoGenomics’ periodic filings with the SEC.  NeoGenomics undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent developments or events.

For further information, please contact:

NeoGenomics, Inc.	The Investor Relations Group
Steven C. Jones	Investor Relations:
Director of Investor Relations	Rachel Colgate
(239) 325-2001	(212) 825-3210
sjones@neogenomics.org	rcolgate@investorrelationsgroup.com
or
Hawk Associates, Inc.	Media Relations:
Ms. Julie Marshall	Janet Vasquez
(305)-451-1888	(212) 825-3210
neogenomics@hawkassociates.com	jvasquez@investorrelationsgroup.com